SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. 1)<FN1>


                         CYPRUS AMAX MINERALS COMPANY
                               (Name of Issuer)


                  $4.00 SERIES A CONVERTIBLE PREFERRED STOCK
                        (Title of Class of Securities)


                                   232809202
                                (CUSIP Number)

[FN]
<FN1>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 232809202                 13G           Page   2   of   10   Pages


  1     NAME OF REPORTING PERSONS
        S.S. or I.R.S. Identification Nos. of above persons

        LIPPER CONVERTIBLES, L.P.
        __________________________________________________________________

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        JOINT FILING                                          (a)   \  \
                                                              (b)   \  \

        __________________________________________________________________

  3     SEC USE ONLY
        __________________________________________________________________

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        NEW YORK

        __________________________________________________________________

                     5    SOLE VOTING POWER
     NUMBER OF            NONE
      SHARES         _____________________________________________________
    BENEFICIALLY     6    SHARED VOTING POWER
     OWNED BY             195,988
      EACH           _____________________________________________________
    REPORTING        7    SOLE DISPOSITIVE POWER
     PERSON               NONE
      WITH           _____________________________________________________
                     8    SHARED DISPOSITIVE POWER
                          195,988
        __________________________________________________________________

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        195,988 (Not to be construed as an admission of beneficial ownership.)
       __________________________________________________________________

  10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       __________________________________________________________________

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        4.2%
       __________________________________________________________________

  12    TYPE OF REPORTING PERSON<FN1>

        PN, BD
       __________________________________________________________________
                      <FN1>SEE INSTRUCTIONS BEFORE FILLING OUT!
CUSIP No. 232809202               13G              Page   3   of   10   Pages

  1     NAME OF REPORTING PERSONS
        S.S. or I.R.S. Identification Nos. of above persons

        LIPPER HOLDINGS, LLC
        __________________________________________________________________

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        JOINT FILING                                             (a) / /
                                                                 (b) / /
        __________________________________________________________________

  3     SEC USE ONLY
        __________________________________________________________________

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
        __________________________________________________________________

                     5    SOLE VOTING POWER
    NUMBER OF             NONE
     SHARES          _____________________________________________________
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY              195,988
      EACH           _____________________________________________________
    REPORTING        7    SOLE DISPOSITIVE POWER
     PERSON               NONE
      WITH           _____________________________________________________
                     8    SHARED DISPOSITIVE POWER
                          195,988
        __________________________________________________________________

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        195,988 (Not to be construed as an admission of beneficial ownership.)

        __________________________________________________________________

  10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        __________________________________________________________________

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.2%
        __________________________________________________________________

  12    TYPE OF REPORTING PERSON<FN1>

        HC, 00
        __________________________________________________________________
                      <FN1>SEE INSTRUCTIONS BEFORE FILLING OUT!
CUSIP No. 232809202                13G      Page   4   of   10   Pages


  1     NAME OF REPORTING PERSONS
        S.S. or I.R.S. Identification Nos. of above persons

        LIPPER & COMPANY, INC.
        __________________________________________________________________

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        JOINT FILING                                             (a)  / /
                                                                 (b)  / /
        __________________________________________________________________

  3     SEC USE ONLY

        __________________________________________________________________

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
        __________________________________________________________________
                     5    SOLE VOTING POWER
    NUMBER OF             NONE
     SHARES          _____________________________________________________
  BENEFICIALLY       6    SHARED VOTING POWER
    OWNED BY              195,988
      EACH           _____________________________________________________
    REPORTING        7    SOLE DISPOSITIVE POWER
     PERSON               NONE
      WITH           _____________________________________________________
                     8    SHARED DISPOSITIVE POWER
                          195,988
                     _____________________________________________________

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        195,988 (Not to be construed as an admission of beneficial ownership.)

        __________________________________________________________________

  10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        __________________________________________________________________

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.2%
        __________________________________________________________________

  12    TYPE OF REPORTING PERSON<FN1>

        CO, HC

        __________________________________________________________________
                      <FN1>SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 232809202                    13G         Page   5   of   10   Pages


  1     NAME OF REPORTING PERSONS
        S.S. or I.R.S. Identification Nos. of above persons

        KENNETH LIPPER
        __________________________________________________________________

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        JOINT FILING                                             (a)  / /
                                                                 (b)  / /
        __________________________________________________________________

  3     SEC USE ONLY

        __________________________________________________________________

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
        __________________________________________________________________

                     5    SOLE VOTING POWER
    NUMBER OF             NONE
     SHARES          _____________________________________________________
  BENEFICIALLY       6    SHARED VOTING POWER  BENEFICIALLY
    OWNED BY              195,988
      EACH           _____________________________________________________
    REPORTING        7    SOLE DISPOSITIVE POWER
     PERSON                NONE
      WITH           _____________________________________________________
                     8    SHARED DISPOSITIVE POWER
                          195,988
        __________________________________________________________________

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        195,988 (Not to be construed as an admission of beneficial ownership.)
        __________________________________________________________________

  10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        __________________________________________________________________

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.2%
        __________________________________________________________________

  12    TYPE OF REPORTING PERSON<FN1>

        IN
        __________________________________________________________________
                      <FN1>SEE INSTRUCTIONS BEFORE FILLING OUT!
Item 1.

     (a)  Name of issuer:  Cyprus Amax Minerals Company
     (b)  Address of issuer's principal executive offices:   9100 East Mineral
          Circle, Inglewood, Colorado 80112

Item 2.

     (a)  Name of person filing:  Lipper & Company, Inc.
     (b) Address or principal business office or, if none, residence: 101 Park Avenue, 6th Floor, New York, New York 10178
     (c)  Citizenship:  Delaware
     (d)  Title of class of securities:  $4.00  Series A Convertible Preferred
          Stock
     (e)  CUSIP No.:  232809202

Item 3. If this statement is filed pursuant to Rules 13d-l(b), or 13d-2(b), check whether the person filing is a:

     (a)  / /  Broker or dealer registered under section 15 of the Act
     (b)  / /  Bank as defined in section 3(a)(6) of the Act
     (c)  / /  Insurance company as defined in section 3(a)(19) of the Act
     (d) / / Investment company registered under section 8 of the Investment Company Act
     (e) / / Investment adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) / / Employee benefit plan, pension fund which is subject to provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  /x/  Parent holding company, in accordance with
          Section 240.13d-1(b)(ii)(G). (Note: See Item 7)
     (h)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

     As of the close of business on December 31, 1997, the Reporting Persons may be deemed to beneficially own in the aggregate 195,988 shares of $4.00 Series A Convertible Preferred Stock. Lipper Holdings, LLC, Lipper & Company, Inc. and Kenneth Lipper each disclaims beneficial ownership of the securities of Cyprus Amax Minerals Company directly beneficially owned by Lipper Convertibles, L.P., and the filing of this Amendment to Schedule 13G shall not be construed as an admission that any of the foregoing is a beneficial owner of any Cyprus Amax Minerals Company securities.

     (a)  Amount beneficially owned:  See line item (9) of the cover pages.

     (b)  Percent of class:  See line item (11) of the cover pages.
     (c)  Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote:  See line item (5) of the cover pages.
           (ii) Shared power to vote or to direct the vote: See line item (6) of the cover pages.
          (iii) Sole power to dispose or to direct the disposition of: See line item (7) of the cover pages.
           (iv) Shared power to dispose or to direct the disposition of: See line item (8) of the cover pages.

Item 5.   Ownership of 5 Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following /x/.

Item 6.   Ownership of More than 5 Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     See Exhibit A.

Item 8.   Identification and Classification of Members of the Group

     Not Applicable

Item 9.   Notice of Dissolution of Group

     Not Applicable

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         February 9, 1998
                                  -----------------------------------------
                                                    Date

                                    /s/
                                  -----------------------------------------
                                                  Signature

                                  Abraham Biderman/Executive Vice President
                                  -----------------------------------------
                                                  Name/Title

        Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                           EXHIBIT A TO SCHEDULE 13G

                   ITEM 7 DISCLOSURE REGARDING SUBSIDIARIES


     Lipper Holdings, LLC ("Lipper Holdings") is the general partner of Lipper Convertibles, L.P. ("LC"). Lipper & Company, Inc. ("L&Co. Inc.") is the manager of Lipper Holdings. L&Co. Inc. is 51% owned by Kenneth Lipper ("K. Lipper"). Each of Lipper Holdings and L&Co. Inc. are parent holding companys as that term is defined by Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended (the "Act"). LC is a broker-dealer registered under Section 15 of the Act. Each of Lipper Holdings and L&Co. Inc. do not directly hold any shares of $4.00 Series A Convertible Preferred Stock of Cyprus Amax Minerals Company and thus meets the requirements under Rule 13d-1(b)(1)(ii)(G) for a parent holding company.
K. Lipper, the controlling shareholder of L&Co. Inc., does not directly hold any shares of $4.00 Series A Convertible Preferred Stock of Cyprus Amax Minerals Company and pursuant to the Edward D. Johnson 3d, (August 20, 1991), and the Warren E. Buffett and Berkshire Hathaway, Inc., (December 5, 1986)
SEC No-Action Letters, K. Lipper is therefore eligible to file a Schedule 13G.

     LC is a New York limited partnership, Lipper Holdings is a Delaware limited liability company, L&Co. Inc. is a Delaware corporation and K. Lipper is a United States citizen. Each of these entities' business address is as follows:
          101 Park Avenue
          6th Floor
          New York, New York 10178

    The persons filing this joint Amendment to Schedule 13G may be deemed to beneficially own $4.00 Series A convertible preferred stock of Cyprus Amax Minerals Company in the following amounts:


          Person            Shares of Cyprus Amax      Shares Beneficially
                           Minerals Company Held              Owned
                           Directly or in Directly
                              Managed Accounts

 1. Lipper Convertibles,                195,988              195,988
    L.P.

 2. Lipper Holdings, LLC                      0              195,988

 3. Kenneth Lipper                            0              195,988

 4. Lipper & Company,                         0              195,988
    Inc.

   Pursuant to Rule 13d-4, each of Lipper Holdings, L&Co. Inc. and K. Lipper disclaims beneficial ownership of the $4.00 Series A Convertible Preferred Stock of Cyprus Amax Minerals Company, and the filing of this Amendment to
Schedule 13G shall not be construed as an admission that any such entity is the beneficial owner of any securities of Cyprus Amax Minerals Company.

                            AMENDMENT NO. 1 TO JOINT FILING AGREEMENT
   Each of the undersigned persons hereby agrees and consents to this joint filing of Schedule 13G on its behalf, pursuant to Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. Each of these persons is not responsible for the completeness or accuracy of the information concerning the other person making this filing unless such person knows or has reason to believe that such information is inaccurate.

Dated:  February 9, 1998


Lipper Convertibles, L.P.                      Lipper Holdings, LLC

Name:   \s\                                    Name:   \s\
Title:  Executive Vice President               Title:  Executive Vice President


Lipper & Company, Inc.                         Kenneth Lipper
Name:   \s\                                    \s\
Title:  Executive Vice President